Exhibit 99.1

nerdy

Q1 | 2023

Earnings Release

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Intro to Geometry

nerbyQ1 | 2023 Earnings Release Guided Study Hall Wednesdays, 3-4PM (ET) Intro to Geometry Thursdays, 4:30-5:30PM (ET)

A Note to Our Shareholders	I am pleased to share that in the first quarter:

One year ago, we unveiled an ambitious plan to evolve our products and revenue model toward long-term recurring ‘always-on’ relationships with our customers. We created new subscription and recurring revenue products, including Learning Memberships for Consumers and Teacher Assigned and On Demand products for Institutional customers, that were built specifically to address the ongoing support we believed both types of customers needed and desired.

We shared that we believed these new models would provide a superior platform for innovation by allowing us to bring together multiple different product capabilities we had developed into a comprehensive all-access offering that enabled Learners to receive the help they need across multiple learning formats, thousands of subjects, and multiple academic calendar years. In addition to allowing us to provide a better and more personalized experience to Learners, the new operating model would be far more efficient to operate, allowing us to drive operating leverage, simplify our sales model, and shift additional resources toward net new innovation, including the application of AI for HI® or Artificial Intelligence for Human Interaction.

To get to this evolved state we shared that this new model would require trading off revenue recognition in the short-term because our Package model had more front-loaded revenue recognition than the Learning Membership model where subscription revenue is recognized linearly over time. We expected that by the start of the second quarter in 2023 the cumulative build of recurring revenue from Learning Membership customers would cause us to return to growth in our Consumer business, as well as for the total company, but now with a product suite and revenue model we believed would position us for higher levels of growth, profitability, and predictability in the years to come. We stated that we expected our new business model to deliver substantial operating efficiencies and that we anticipated achieving adjusted EBITDA profitability by the end of 2023.

	●	We exited the ‘J-Curve’ business model transition and returned to growth delivering $49.2 million of revenue, above our guidance range of $45-47 million.
	●	Learning Membership subscriptions accounted for 60% of total company recognized revenue, up from nearly 0% in the first quarter last year, demonstrating strong product market fit.
	●	Our Institutional business delivered record revenue of $8.5 million, an increase of 32% year-over-year, representing 17% of total revenue in the first quarter.
●

Our evolution to Learning Memberships and the

application of AI drove continued growth and

improvement in customer lifetime values relative

to our package model (as visualized later in this

letter) and together were a key contributor to our

strong operating results and improved

profitability.

●

We achieved Adjusted EBITDA profitability in the

first quarter, nine months earlier than our stated

goal of the fourth quarter of 2023, delivering

nearly 1,700 bps of improvement year-over-year

and $1.4 million of adjusted EBITDA.

	●	We delivered $6.8 million of positive operating cash flow, and $5.8 million of free cash flow.
	●	We recently achieved a major milestone by surpassing 10 million hours of live one-on-one tutoring delivered on our Live Learning Platform since launch.
●

We made substantial progress on accelerating
the use of AI throughout our business, including
launching two new customer-facing products
that leverage generative AI, as well as
accelerating the use of AI to drive substantial
operating efficiencies and internal productivity
improvements.

	●	We saw positive new customer addition and engagement trends in the first quarter that have continued into April and May and compare favorably to our normal seasonality and internal expectations.

Q1 Earnings Release 2023	2

AI for HI®

Artificial Intelligence for Human Interaction is Transforming and Enhancing our Business at a Rapid Pace

As we shared with you in our prospectus two years ago when we made our intention to become a publicly listed company known, we’ve long believed that AI can fundamentally transform how people learn. Over the past six plus years we have been applying AI to our business, products, and operational processes. AI has been foundational to our ability to improve quality, enhance personalization, and decrease the cost of our offerings. AI powers our ability to identify the highest quality Experts, assess Learners’ foundational knowledge, help ensure the right Expert-Learner match, and drive operational efficiency, among many other use cases.

We described the proprietary technology infrastructure we were building as AI for HI® or Artificial Intelligence for Human Interaction, and outlined the core foundational capabilities we apply to live learning to enhance the interaction in ways that were not previously possible. Through the application of AI, we provide Experts and Learners with superpowers that are transforming live online learning. We credit our orientation around AI for HI® for allowing us to reach the milestone of having recently delivered our 10 millionth hour of live, one-on-one tutoring on our Live Learning Platform and, more broadly, for allowing us to make good on delivering high-quality, relationship-based live online learning at scale.

Q1 Earnings Release 2023	3

As we shared in our prospectus two years ago: There are specific groupings of core competencies, or layers, highlighted below, that we believe to be particularly differentiated and powerful. We collectively call them AI for HI® short for Artificial Intelligence for Human Interaction. The four layers collectively form our operating system that is engineered for learning. Data Lake: We have built a rich database of learning interactions, capturing years of critical Learner and Expert data that we use to optimize learning on our platform. We have accumulated millions of hours of recorded live instruction, instrumented every interaction, captured a multitude of individualized attributes for Learners and Experts, and have built an adaptive self-study platform that records every practice problem and answer. We leverage technology and software to take our vast dataset to build personalized learning pathways and to enhance the learning experience. As the platform grows, the dataset and our cumulative intelligence grows. This enables even more personalization and unlocks powerful network effects that serve as a competitive advantage that is difficult for others to replicate. Curation Layer: The curation layer of the platform utilizes our database of past learning interactions, built over several years through over 100,000 hours of recorded video interviews, to identify critical traits, knowledge, and experience in Experts that correlate to better learning outcomes, which allows us to be highly selective and source the best Experts. Matching Layer: Our AI-powered Learner-Expert matching engine analyzes over 100 high dimensional features per Learner and Expert to identify the Learner-to-Expert combination with the highest projected probability of a successful interaction. Since 2012 our platform has identified over 800,000 successful Learner-to-Expert matches based on over 80 million usable data points generated from Learner and Expert attributes, past matching, learning interactions, website and marketing event interactions, and self- study interactions. Adaptive Learning Layer: Our platform delivers personalized learning at scale. The system adapts after every learning interaction, which matures and compounds its intelligence to deliver increasingly better guidance to the Learner. Model-derived insights using our rich database of past interactions and Learner attributes continuously adapt the sequencing of the content and learning after every learning interaction, which personalizes the learning path to mastery. Interaction Layers: We have designed our platform to optimize the Learner-Expert interaction through two-way video, collaborative workspaces purpose-built for learning, a companion app to enhance the interactivity of sessions in real- time, reference tools, proprietary and third party content integrations, and additional subject-specific tools. These features enable effective on-demand, integrated and personalized live learning interaction that increases engagement and Learner satisfaction. Our interactive learning platform serves multiple learning formats meeting the individual preferences of each Learner and empowering them to acquire knowledge in any chosen subject.

Q1 Earnings Release 2023	4

Two years and many product enhancements later, these layers continue to serve as our operating system for delivering live online learning. As a result of the investments we have made in instrumentation and data capture over the past 10 million hours of live face-to-face tutoring, as well as our practical experience driving both enhanced personalized learning interactions and business outcomes like revenue growth and operating efficiency through the application of AI, we believe we stand to benefit tremendously from the latest advancements in generative AI.

The speed of innovation occurring at Nerdy is both stunning and invigorating and we are actively infusing generative AI into our products to supercharge human interaction, deliver on the promise of hyper-personalized online learning and instruction, drive operating efficiency, and generally enhance the effectiveness and efficiency of our platform.

What has maybe been most exciting is seeing how the pace of innovation and what our internal teams have accomplished over the last 90 days. As internal access to generative AI tools has expanded, we are seeing it enhance our team’s quality of work, the speed it takes to complete said work, and open up new possibilities for products and process improvements in a way that previously would not have been feasible or were cost prohibitive. To illustrate the speed of innovation, here is progress we’ve made leveraging AI in just the last quarter:

Improved Expert-Learner Matching

We first started applying machine learning matching algorithms six plus years ago to begin to detect patterns that no human possibly could to better inform the match between a Learner and an Expert. With thousands of Experts available for a given Learner, taking a technology-first approach to programmatically identifying patterns that were predictive of better learner experiences and outcomes has proven highly effective. Today, we simultaneously test competing machine learning algorithms until one is named the statistical victor and flipped to 100% of the volume for a given segment, then the process repeats. This capability was further enhanced in the second half of 2022 with the completion of ‘thunderdome’, our internal ‘multi-algo’ testing platform. As we capture and better leverage data to inform the Learner Expert match, the quality of the match will continue to improve for both Learners and Experts, in turn leading to a far better learning experience, ultimately driving better customer satisfaction, better learning outcomes, and higher customer lifetime value.

Expansion of Learning Formats and Content

Our growth flywheel, which we first shared publicly in January 2021, reflects additional learning formats beyond one-on-one as a key contributor to what attracts new Learners to the platform. These additional learning formats, combined with relevant content to the subject being learned, create personalized learning experiences that drive engagement and retention of Learners on the platform. During the first quarter, we leveraged generative AI to launch two previously announced products, AI-Enabled Chat Tutoring and AI Lesson Plan Generator, both of which we believe will be further accelerants to our growth flywheel.

Additionally, we have steadily enhanced the availability of asynchronous content on the platform in areas like self-study and computer adaptive diagnostic testing, which has driven higher levels of engagement and customer satisfaction. However, due to the unlimited possibilities of subject, age, complexity, and even nuances between school curriculums, it was not feasible nor possible to have rich levels of content in every single subject that someone could conceivably want to learn. Thanks to advances in generative AI that has now changed and we stand to be a huge beneficiary of being able to infuse high-quality, hyper-personalized content into every conceivable learning experience. We’ve already begun rapidly expanding the depth and breadth of asynchronous content available inside of the platform, which we believe will further meet the recurring needs of our Learners and when combined with live instruction further enhance the value we can deliver.

Increased Productivity and Operating Efficiency

As of this writing, approximately 30% of our software code is being written by AI; all of our employees have access to in-line generative AI capabilities like GPT-4 and are both encouraged and expected to use it in their work; and we’re now using generative AI to more efficiently solve customer support interactions and automate operational processes, including now broadly leveraging AI-powered support bots across Learner-facing, Expert-facing, and even internally-facing interactions.

Our use of AI for customer support call evaluation and feedback has saved us more than $1 million annualized and is leading to higher quality interactions that manifest in either more customers on the platform or more customers electing to continue to learn with us. Looking ahead, we expect to see further wins driving both conversion and retention, as well as improvement in operational efficiency as a result of continued investments in generative AI across our business.

Q1 Earnings Release 2023	5

Scaling Learning Memberships

We continue to see substantial evidence that validates our belief that the Learning Membership model leads to more attractive unit-level economics, longer duration and higher lifetime value customer relationships, higher gross margin, and a more scalable and efficient operating model. We also remain convinced that this ‘all-access’ business model serves as a better platform for innovation, allowing us to better capture and then apply our proprietary data across product interactions, subjects, and school years to drive better personalization for Learners, a compounding relationship that has allowed us to drive meaningful increases to customer lifetime values over many years.

Learning Membership revenue continued to grow at a rapid pace during the first quarter:

•

Learning Memberships revenue reached an annualized run-rate of approximately $143 million as of March 31, 2023, an increase from $87 million as of December 31, 2022, and nearly $0 in the first quarter of 2022.

•	Active Members grew to 32.9K as of March 31, 2023, up from 20.2K as of December 31, 2022.

•	Revenue recognized in the first quarter from Learning Memberships grew to $29.7 million, an $8.9 million or 43% increase from the fourth quarter.

•

Higher engagement and retention among Learning Membership customers, and an Average Revenue per Member per Month (ARPM) of more than $350 during the first quarter combined to drive continued lifetime value expansion and an accelerated sales and marketing payback period.

•	Learning Memberships drove significant sales and marketing efficiency gains as a percentage of revenue, improving by over 1,700 bps year-over-year.

We continued to execute at a high level during the quarter to further enhance Learning Memberships by extending them to more audiences, testing new membership offerings, and by adding additional products into Learning Memberships. As we look ahead we will continue to improve upon the customer experience, drive higher levels of discoverability across learning modalities, and innovate at a rapid pace.

Extending Learning Memberships to More Audiences:

During the first quarter, we expanded Learning Memberships to new customer audiences by fully transitioning any purchases by existing Package customers into Learning Memberships, as well as moving 100% of new Test Prep audience customers into Learning Memberships. We plan to transition the Professional audience to Learning Memberships by the end of the year, which will represent a transition to 100% of new customers to our Consumer business to ‘always on’ recurring revenue products.

Q1 Earnings Release 2023	6

Testing New Membership Offerings:

During the first quarter, we introduced month-to-month Learning Memberships, which are driving higher levels of conversion by alleviating friction in the member experience while increasing the average monthly subscription fee and accelerating the marketing payback period. We also tested into and created additional Learning Membership offerings across our Language and Test Prep audiences. All of these enhancements are oriented around increasing retention and lifetime value by better aligning Learning Memberships to evolving customer needs.

Additional Products Added to Learning Memberships:

In the first quarter, we also delivered on our commitment to enhance the value provided in Learning Memberships by providing unlimited access to two new products.

•	AI-Enabled Chat Tutoring enables Learners to receive help from an AI tutor and also involve a live human tutor with the click of a button. Learners are able to get help faster and learn in the way that best suits their needs and objectives at that moment. After piloting this capability in early Q1 and receiving positive feedback and engagement data, we recently expanded access to all Learners on the platform. The primary use case we have seen thus far involves Q&A and shorter and more transactional interactions that are additive to self-study, with students leveraging live video-based learning for their normal lessons but increasing their interaction on the platform in totality via AI-Enabled Chat Tutoring. It is also a good example of how generative AI has enhanced our ability to build a product, in this case encompassing Q&A and homework help, that historically would have required substantial investments in content but now can be done for effectively free and served up to the customer “in-line” at the right moment in the learning journey to keep them learning efficiently and effectively. We consider this modality of engagement to be additive to our suite of learning formats including live one-on-one, small group classes, live stream, on-demand video, asynchronous self- study, and more that make Learning Memberships a comprehensive solution and a compelling offering.

•	AI-Generated Lesson Plans. In the first quarter, we made substantial progress in taking the AI Lesson Plan Generator from idea, to minimum viable product, to a fully built and value-adding capability deployed across our whole platform and available to all Experts as of late April. With this product, we use generative AI to pre-generate lesson plans, including practice problems and other curriculum content, in advance of tutoring sessions. The lesson plan generator is embedded in the user interface in the Live Learning Platform itself as a dynamic and editable pane that is ever-present during the live video-based tutoring sessions. Experts can use the Lesson plan ‘as is’, or edit it to the needs of the Learner on the fly to further enhance and personalize the content in real time to the needs of the Learner. We consider the ability to create hyper-relevant, hyper-personalized content spanning any subject and any age level Learner an example of a superpower we plan to make available to Experts and Learners that previously would have either been impossible or cost prohibitive.

Multi-format engagement has historically been highly correlated with higher retention, higher lifetime value, and customer satisfaction. We also know that high- quality and hyper-relevant content can be additive to live tutoring and can make sessions more productive and effective. With the addition of these new products, we continue to grow the percentage of Learning Membership customers engaging in a non-tutoring format during the first quarter to over 27%, the highest of any full quarter yet.

Improving Product Discovery and the Customer Experience:

Looking ahead, we’re working to make it easier for Learners to more fully engage with their Learning Membership by improving discovery in an all new member portal. This will include personalized, AI generated learning recommendations that predict and suggest the next product interaction across learning formats and subjects that are most likely to drive engagement and customer value.

For this summer, we’ve created compelling content for Learning Members to keep learning over the summer through increased engagement with Academic, College Prep, and Enrichment subjects. Our Summer learning series will feature rich levels of live instruction and content available for anyone in the household and will offer relevant topics to appeal across all age segments like coding, video game creation, college admissions, and financial literacy. We’re also making it easy for Members to manage their membership and tutoring frequency, including the development of new self-service capabilities, which we expect will both enhance the customer experience and drive operating efficiency.

Q1 Earnings Release 2023	7

Learning Memberships Monthly recurring revenue product that provides all-inclusive access to our suite of products. As visualized in the chart below, recent cohorts’ cumulative Learning Membership average revenue per customer continues to expand and separate from the historical amount an average Consumer customer would spend over time under our historical package model. We believe these results clearly demonstrate the superior lifetime value of our Learning Membership model. Quarterly Membership Cohorts vs. 2021 Average Monthly Consumer Customer Cohort (by Cumulative Average Revenue per Customer) Learning Membership Product Roadmap Q2 2022 Launch 1-on-1 Tutoring Added in Q3 2022 Unlimited Live Group Classes Starcourse Live and On-Demand Lessons Adaptive Assessments Self Study Modules Added in Q4 2022 Tutor Chat Essay Review Codeverse Month 0 Month 1 Month 2 Month 3 Month 4 Month 5 Month 6 Month 7 Month 8 Month 9 Added in Q1 2023 AI-Generated Lesson Plans AI-Enabled Chat Tutoring CONSUMER METRIC S $143M Annualized Run Rate Learning Membership Revenue as of 3/31/2023 32.9K Active Learning Members as of 3/31/2023 $350+ Average Revenue Per Learning Membership Per Month (ARPM) During the First Quarter 27%+ Learning Membership customers engaged in a non- tutoring product during Q1 2023

Q1 Earnings Release 2023	8

Varsity Tutors for Schools

During the first quarter, our enhancements to our product suite of High-Dosage Tutoring, Teacher Assigned, and On-Demand, coupled with prior investments in Varsity Tutors for Schools sales and go-to-market organization, resulted in record Institutional revenue of $8.5 million, an increase of 32% year-over-year, and representing 17% of total revenue in the first quarter. Varsity Tutors for Schools executed a record 97 contracts totaling $6.3 million of bookings during the first quarter. Varsity Tutors for Schools engagement trends, including for our new Teacher Assigned product, significantly exceeded our expectations and provide us with confidence that the solutions we have built have strong product market fit and are well suited for meeting the needs of school district partners, teachers, and students and helping students learn at an unprecedented scale.

Teacher Assigned continues to deliver against our vision for delivering personalized live learning at district-wide scale while providing unparalleled support and agency for educators. These substantial levels of engagement are occurring across a wide variety of grade levels and subjects; and teacher feedback has been enthusiastic and that they love it. In particular, teachers see Teacher Assigned as a “Co-Teacher” in the classroom empowering them to help more students, ensuring each teacher’s unique insights of individual students and their understanding of classroom curriculum, are all incorporated into one-on-one tutoring sessions. These strong results and continued momentum to start the year give us increased confidence that Varsity Tutors for Schools is well positioned to provide solutions that administrators, teachers and students are seeking to support their evolving needs.

As we move throughout the key back-to-school selling season, we expect our Teacher Assigned and On Demand products will represent a growing proportion of Institutional bookings as we remain focused on district- wide bundled solutions and partnerships with larger school districts.

In Closing

Live human instruction that inspires and motivates, when coupled with AI, is enhancing the state of learning. With recent advances in generative AI, the ability to deliver personalized live instruction at scale for all students is within reach. We look forward to remaining at the forefront of product innovation to enhance our ability to meet the needs of both Consumer and Institutional Learners.

We appreciate your continued interest in our Company.

CHUCK COHN

Founder, Chairman & CEO

Q1 Earnings Release 2023	9

Financial Highlights

•

Revenue Outperforms Guidance – In the first quarter, Nerdy delivered revenue of $49.2 million, above the top end of our guidance range of $45-47 million, and represented an increase of 5% from $46.9 million during the same period in 2022. Revenue growth was driven by the continued evolution towards ‘always on’ recurring revenue products, strong adoption of Learning Memberships, lifetime value expansion, and a return to year-over-year growth in our Consumer business (having exited the J-Curve) coupled with the continued scaling of our Institutional business.

•

Learning Memberships Deliver Strong Results – Revenue recognized in the first quarter from Learning Memberships grew to $29.7 million or 60% of total revenue, up from 50% of total company revenue recognized in the fourth quarter of 2022. Learning Membership revenue grew to an annualized run rate of $143 million as of March 31, 2023, an increase from $87 million as of December 31, 2022, and nearly $0 in the first quarter of 2022.

•

Institutional Business Continues to Scale – In the first quarter, Varsity Tutors for Schools executed a record 97 contracts, yielding $6.3 million of bookings. Record Institutional revenue of $8.5 million increased 32% year-over-year and represented 17% of total revenue in the first quarter. Our diversified product portfolio is resonating with school district partners setting us up for continued growth.

•

Gross Profit Expansion – Gross profit of $33.9 million in the first quarter increased 3% year-over-year. Gross margin of 68.9% for the three months ended March 31, 2023, was approximately 90 bps lower than gross margin of 69.8% during the comparable period in 2022. The increase in gross profit was driven by gross margin expansion across our Consumer audience which was offset by higher than anticipated engagement with our new products in our Institutional business.

•

Positive Non-GAAP Adjusted Net Earnings and Adjusted EBITDA Achieved – Net loss was $32.2 million in the first quarter versus net loss of $31.7 million in the first quarter of 2022. Excluding non-cash stock compensation expenses and mark-to-market derivative adjustments, adjusted net earnings was $0.5 million for the first quarter of 2023 compared to an adjusted net loss of $8.2 million in the first quarter of 2022. Nerdy delivered adjusted EBITDA of $1.4 million, a nearly 1,700 bps improvement year-over-year in the first quarter (more than 9 months ahead of our stated target) beating our guidance range of an adjusted EBITDA loss of $3.0 million to breakeven. This compares to an adjusted EBITDA loss of $6.6 million in the same period one year ago. Adjusted EBITDA outperformance was driven by higher revenues, sales and marketing efficiency gains, and the pull through of automation and workforce reduction actions stemming from our business model changes that streamline operations.

•

Free Cash Flow and Liquidity – Cash provided by operating activities was positive $6.8 million in the first quarter of 2023 compared to cash used in operating activities of $0.9 million in the prior year period, resulting in cash and cash equivalent balances increasing by $5.8 million during the quarter ended March 31, 2023. With no debt and $96.5 million of cash on our balance sheet, we believe Nerdy has ample liquidity to fund the business and pursue growth initiatives.

•	See page 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q1 Earnings Release 2023	10

2023 Outlook

Revenue Guidance

For the second quarter and full year, we expect revenue growth will be driven by the continued evolution towards recurring revenue streams, the corresponding build in the number of Learning Membership subscribers, and higher Institutional revenues. Our positive momentum provides us with increased visibility into and confidence in our expectation that we will deliver sequential year-over-year revenue growth each quarter as we move throughout 2023.

•	For the second quarter of 2023, we expect revenue in a range of $45-47 million.

•	For the full year 2023, we are raising our revenue targets to $193-200 million; representing 21% growth at the midpoint vs. our 2022 revenue of $162.7 million.

Full year revenue guidance reflects our decision to shift 100% of the Consumer business to Learning Memberships by the end of 2023, including the remaining Professional audience. Revenue guidance also reflects normal summer seasonality, including anticipated lower levels of new customer acquisition, consumption, and Learning Membership retention during the summer months when K12 schools and universities are out of session. Additionally, revenue guidance reflects a higher level of High-Dosage Tutoring program utilization by school districts in the spring semester and a return to the normal seasonal pattern of starting new implementations in the fall when school starts (thus shifting revenue into the first two quarters vs. our prior expectation of consistent use throughout the summer).

Adjusted EBITDA Guidance

Our adjusted EBITDA guidance for both the second quarter and full year reflects the continuing benefits from our recurring revenue products which focus on long-term relationships with higher value customers, an improving gross margin profile, and operating efficiencies stemming from our continued shift to recurring revenue business models.

•	For the second quarter of 2023, we expect an adjusted EBITDA loss in a range of $3 million to breakeven.

•	For the full year 2023, we are raising our targets to an adjusted EBITDA loss in the range of $7 million to breakeven.

Full year adjusted EBITDA guidance reflects the impact of normal summer seasonality and higher variable costs in the third quarter as we ramp into the back-to-school selling season followed by a return to positive Adjusted EBITDA in the fourth quarter, consistent with prior guidance.

Financial Discussion

Revenue

Revenue for the three months ended March 31, 2023 was $49.2 million, an increase of 5% from $46.9 million during the same period in 2022. Revenue growth was driven by the continued evolution towards ‘always on’ recurring revenue products, strong adoption of Learning Memberships, lifetime value expansion, and a return to year-over-year growth in our Consumer business (having exited the J-Curve) coupled with the continued scaling of our Institutional business.

Gross Profit and Gross Margin

Gross profit of $33.9 million for the three months ended March 31, 2023 increased by $1.1 million or 3% compared to the same period in 2022. Gross margin of 68.9% for the three months ended March 31, 2023, was approximately 90 bps lower than gross margin of 69.8% during the comparable period in 2022. The increase in first quarter gross profit was primarily driven by gross margin expansion across our Consumer audience which was offset by lower Institutional gross margin primarily due to higher than anticipated engagement with our new offerings. As we evolve towards a greater mix of Learning Memberships revenue, we expect Consumer gross margin to expand throughout 2023.

Sales and Marketing

Sales and marketing expenses for the three months ended March 31, 2023 on a GAAP basis were $15.6 million, a decrease of $7.4 million from $23.0 million in the same period in 2022. Excluding non-cash stock compensation, sales and marketing expenses for the three months ended March 31, 2023 were $14.7 million, or 30% of revenue, compared to $21.9 million, or 47% of revenue in the same period in 2022, an improvement of approximately 1,700 bps year-over-year.

Q1 Earnings Release 2023	11

Sales and marketing spend and efficiency improvements were driven by the transition to Learning Memberships, including the continued expansion of lifetime value, our focus on optimizing the level of marketing spend, and a more efficient operating model in our Consumer business. We also delivered substantial Varsity Tutors for School revenue growth, yielding efficiencies from prior investments in the Institutional sales and go-to-market organization. Consistent with our prior guidance, as Learning Memberships become a greater percentage of total revenue and the Institutional business continues to scale, we expect to yield durable sales and marketing improvements as the business delivers sequential year- over-year revenue growth each quarter as we move throughout 2023.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of Institutional contracts, bookings, consumption patterns that drive revenue levels, seasonality, and the timing of our investments in marketing activities.

General and Administrative

General and administrative expenses for the three months ended March 31, 2023 on a GAAP basis were $29.7 million, a decrease of $0.8 million from $30.5 million in the same period in 2022. Excluding non-cash stock compensation expenses, general and administrative expenses for the three months ended March 31, 2023 were $19.5 million, or 40% of revenue, compared to $19.1 million, or 41% of revenue in the first quarter of 2022, an improvement of approximately 100 bps year-over-year.

Our investments in product development and our platform-oriented approach to growth have allowed us to launch a suite of ‘always on’ subscription products including Learning Memberships for consumers, and our Teacher Assigned and On Demand offerings for Institutional customers. Subscription offerings simplify both the sales process and the operating model needed to support customers. Combined with our ongoing efforts in automation, self-service capabilities, and the application of artificial intelligence and machine learning in our business, we have been able to generate operating efficiencies and remove significant costs from the business. We believe we will be able to further simplify our operating model while growing our business as we move throughout 2023.

Net Loss, Non-GAAP Adjusted Net Earnings (Loss), and Non-GAAP Adjusted EBITDA

Net loss on a GAAP basis was $32.2 million for the three months ended March 31, 2023, compared to a net loss of $31.7 million in the same period in 2022. Excluding non-cash stock compensation expenses and mark-to- market derivative adjustments, adjusted net earnings was $0.5 million for the first quarter of 2023 compared to an adjusted net loss of $8.2 million in the first quarter of 2022. Non-GAAP adjusted EBITDA was $1.4 million in the first quarter of 2023 compared to an adjusted EBITDA loss of $6.6 million in the first quarter of 2022.

For both non-GAAP adjusted net earnings and non- GAAP adjusted EBITDA profitability outperformance was driven by higher revenues, sales and marketing efficiency gains, and the pull through of automation and workforce reduction actions stemming from our business model changes that streamline operations.

See page 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

As of March 31, 2023, the Company’s principal sources of liquidity were cash and cash equivalents of $96.5 million. Our strong balance sheet provides us with ample liquidity to operate against our plan and pursue growth initiatives.

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Tuesday, May 9, 2023 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-929-526-1599. The Access Code is 501332.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until May 16, 2023 by dialing 1-866-813-9403 from the U.S. or 44-204-525-0658 from all other locations, and entering the Access Code 315153.

Contacts press@nerdy.com investors@nerdy.com

Q1 Earnings Release 2023	12

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenue	$49,180	$46,925
Cost of revenue	15,290	14,152

Gross Profit	33,890	32,773
Sales and marketing expenses	15,560	22,946
General and administrative expenses	29,700	30,509

Operating Loss	(11,370)	(20,682)
Unrealized loss on derivatives, net	21,682	11,042
Interest income	(833)	(7)
Other expense, net	11	17

Loss before Income Taxes	(32,230)	(31,734)
Income tax expense	23	13

Net Loss	(32,253)	(31,747)
Net loss attributable to noncontrolling interests	(13,322)	(14,902)

Net Loss Attributable to Class A Common Stockholders	$(18,931)	$(16,845)

Loss per share of Class A Common Stock:
Basic and Diluted	$(0.21)	$(0.21)
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	91,776	79,619

REVENUE (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	%	2022	%
Consumer	$40,335	82%	$38,918	83%
Institutional	8,540	17%	6,475	14%
Other (a)	305	1%	1,532	3%

Revenue	$49,180	100%	$46,925	100%

(a)	Other consists of EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and other services.

Q1 Earnings Release 2023	13

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	March 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$96,520	$90,715
Accounts receivable, net	6,333	11,596
Other current assets	4,182	5,345

Total Current Assets	107,035	107,656
Fixed assets, net	12,456	12,504
Goodwill	5,717	5,717
Intangible assets, net	3,465	3,574
Other assets	2,884	3,241

Total Assets	$131,557	$132,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,148	$3,199
Deferred revenue	22,254	25,539
Other current liabilities	9,157	8,593

Total Current Liabilities	35,559	37,331
Other liabilities	35,594	14,311

Total Liabilities	71,153	51,642
Stockholders’ Equity
Class A common stock	10	9
Class B common stock	7	7
Additional paid-in capital	529,410	522,031
Accumulated deficit	(494,038)	(475,107)
Accumulated other comprehensive income (loss)	8	(12)

Total Stockholders’ Equity Excluding Noncontrolling Interests	35,397	46,928
Noncontrolling interests	25,007	34,122

Total Stockholders’ Equity	60,404	81,050

Total Liabilities and Stockholders’ Equity	$131,557	$132,692

Q1 Earnings Release 2023	14

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash Flows From Operating Activities
Net Loss	$(32,253)	$(31,747)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	1,553	1,422
Amortization of intangibles	150	157
Unrealized loss on derivatives, net	21,682	11,042
Non-cash stock-based compensation expense	11,049	12,490
Other changes in operating assets and liabilities:
Decrease in accounts receivable, net	5,263	841
Decrease in other current assets	1,163	575
Decrease in other assets	357	344
Increase in accounts payable	949	2,503
(Decrease) increase in deferred revenue	(3,285)	804
Increase in other current liabilities	686	1,764
Decrease in other liabilities	(520)	(1,126)

Net Cash Provided by (Used In) Operating Activities	6,794	(931)
Cash Flows From Investing Activities
Capital expenditures	(982)	(1,264)

Net Cash Used In Investing Activities	(982)	(1,264)
Cash Flows From Financing Activities
Payments to legacy Nerdy holders	—	(767)
Other	—	(49)

Net Cash Used In Financing Activities	—	(816)
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	(7)	(5)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	5,805	(3,016)
Cash, Cash equivalents, and Restricted Cash, Beginning of Year	91,547	145,879

Cash, Cash Equivalents, and Restricted Cash, End of Period	$97,352	$142,863

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal use software	$524	$606
Purchase of fixed assets included in accounts payable	—	88

Q1 Earnings Release 2023	15

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSE (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
Sales and marketing expenses	$15,560	$22,946
Less:
Non-cash stock-based compensation expense	838	1,075

Non-GAAP sales and marketing expenses	$14,722	$21,871

RECONCILIATION OF GAAP TO

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
General and administrative expenses	$29,700	$30,509
Less:
Non-cash stock-based compensation expense	10,211	11,415

Non-GAAP general and administrative expenses	$19,489	$19,094

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED EBITDA (LOSS) (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
Net Loss	$(32,253)	$(31,747)
Add:
Interest income	(833)	(7)
Income taxes	23	13
Depreciation and amortization	1,703	1,579
Non-cash stock-based compensation expense	11,049	12,490
Unrealized loss on derivatives, net	21,682	11,042

Adjusted EBITDA (Loss)	$1,371	$(6,630)

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED NET EARNINGS (LOSS) (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
Net Loss	$(32,253)	$(31,747)
Add:
Stock-based compensation	11,049	12,490
Unrealized loss on derivatives, net	21,682	11,042

Adjusted Net Earnings (Loss)	$478	$(8,215)

Q1 Earnings Release 2023	16

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

March 31, 2023
Class A Common Shares	93,284
Combined Interests that can be converted into shares of Class A Common Stock	65,900

Total outstanding share count, excluding earnouts	159,184
Earnouts	7,964

Total outstanding share count, end of period	167,148

Q1 Earnings Release 2023	17

We monitor the following key operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

We continue to make substantial progress in our transition from our Package model to Learning Memberships within our Consumer business. As a result of this transition, we are presenting Active Members as a new key operating metric. As Learning Memberships were first broadly sold in the second quarter of 2022, comparable Active Member counts for prior year periods will not be provided until the second quarter of 2023.

Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional business. Active Experts include our Institutional business, but excludes First Tutors UK.

KEY OPERATING METRICS

Active Members in thousands	March 31, 2023
Active Members	32.9

	Three Months Ended March 31,		Change
Active Experts in thousands: favorable/(unfavorable)	2023	2022	%
Active Experts	10.2	11.3	(10)%

Q1 Earnings Release 2023	18

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net earnings (loss).

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses and restructuring costs. Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses, restructuring costs, and transaction related costs.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses, gain or loss on mark-to-market derivative financial instruments, and other non-recurring one-time items.

Non-GAAP adjusted net earnings or loss is defined as net income or net loss, as applicable, excluding non-cash stock-based compensation expenses, gain or loss on mark-to-market derivative financial instruments, and other non-recurring one-time items.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non- GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the table above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Active Members is defined as the number of Learners with an active Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period.

ARPM is defined as average revenue per Learning Membership per month in a given period.

Sessions is defined as the total number of one-on-one sessions in a given period.

Annualized run-rate is defined as the number of Learning Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Bookings represent contracted amounts in the next 12 months for Varsity Tutors for Schools.

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use

Q1 Earnings Release 2023	19

these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net loss, revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or share based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non- GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith may include “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including our expectations with respect to: the guidance with respect to our financial performance; continued improvements in sales and marketing leverage; the growth of our Institutional business; simplifying our operations model while growing our business; and the sufficiency of our cash to fund future operations. Additionally, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “approximately,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “outlook,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “seeks,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our shift to the Learning Membership model; risks associated with scaling up our Institutional business, risks associated with our intellectual property, including claims that we infringe on a third party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; risks associated with the terms of our warrants; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our rapid growth. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 28, 2023, as well as other filings that we may make from time to time with the SEC.

Q1 Earnings Release 2023	20